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                                                                   Exhibit 10(f)

                            STAY INCENTIVE AGREEMENT

      THIS STAY INCENTIVE AGREEMENT is made this ______ day of __________, 1996, by and among Bell Atlantic Corporation, its successors and assigns ("Bell Atlantic"), and ________________________________, a Senior Manager and employee of a Bell Atlantic Company (the "Key Employee"). In this Agreement, "Bell Atlantic Company" means any or all of the following: Bell Atlantic, a corporate subsidiary or other company affiliated with Bell Atlantic, or a company in which Bell Atlantic directly or indirectly owns a substantial equity interest, their successors and assigns, and, subsequent to any merger of Bell Atlantic with or into any other entity, any company which is an affiliate of the successors and assigns of Bell Atlantic subsequent to such merger.

      WHEREAS, pursuant to the terms of an Agreement and Plan of Merger, dated April ___, 1996, between Bell Atlantic, NYNEX Corporation and Newco Corporation (the "Definitive Agreement"), Bell Atlantic contemplates a merger of the Bell Atlantic and NYNEX businesses on a date which is yet to be decided (the "Closing Date"), and Bell Atlantic contemplates that the achieving of the closing of the transactions contemplated by the Definitive Agreement (a "Closing"), and a successful combination of the two businesses, will depend on achieving numerous approvals by third parties, completing other conditions of closing, and developing of business integration plans, in addition to the continuation of efforts to manage and grow the existing lines of Bell Atlantic's business; and

      WHEREAS, Bell Atlantic considers the Key Employee to be a Senior Manager whose continuing services, leadership and support are and will be valuable, especially during the period which, it is hoped, will culminate in a successful Closing; and

      WHEREAS, subject to the terms of this Agreement, Bell Atlantic wishes to incent the Key Employee to remain an employee in good standing, especially during the period from the date of this Agreement through the Closing Date; and

      WHEREAS, Bell Atlantic and the Key Employee wish to set forth their agreement as to the terms and conditions upon which the Key Employee's employment will continue.

      NOW, THEREFORE, for good and valuable consideration, the Key Employee and Bell Atlantic hereby agree as follows:

      1.    STAY INCENTIVE.

      (a) STAY BONUS AT CLOSING: Subject to the terms and conditions of this
Agreement:

            (1) if there is a Closing of the transactions contemplated in the Definitive Agreement, and

            (2) if the Key Employee has remained an employee "in good standing" (as hereinafter defined) of a Bell Atlantic Company, or of a succession of two or more Bell Atlantic Companies, from the date of this Agreement to the Closing Date;

then, not later than 30 calendar days following the Closing Date, Bell Atlantic will cause the Bell Atlantic Company which then employs the Key Employee to pay the Key Employee a special bonus consisting of a single cash payment (a "Stay Bonus") in an amount equal (before withholding of taxes) to ________ percent of the Key Employee's annual rate of base salary as of the Closing Date.
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      (b) STAY BONUS IF MERGER PLAN IS TERMINATED: Subject to the terms and conditions of this Agreement, if:

            (1) the Definitive Agreement is terminated, thereby canceling the plan of merger of the Bell Atlantic and NYNEX businesses, and

            (2) the Key Employee has remained an employee "in good standing" (as hereinafter defined) of a Bell Atlantic Company, or of a succession of two or more Bell Atlantic Companies, from the date of this Agreement to the date the Definitive Agreement is terminated;

then, not later than 30 calendar days following the date of termination of the Definitive Agreement, Bell Atlantic will cause the Bell Atlantic Company which then employs the Key Employee to pay the Key Employee a special bonus consisting of a single cash payment in an amount equal (before withholding of taxes) to 25 percent of the amount described in Section 1(a) of this Agreement (substituting the date of termination of the Definitive Agreement for the Closing Date, for purposes of calculating the dollar amount in Section 1(a)).

      (c) PAYMENT IN CASE OF DEATH: Subject to the terms and conditions of this Agreement, in the event of the death of the Key Employee on any date after the date of this Agreement on which the Key Employee was an employee "in good standing" immediately prior to the death, and prior to Closing Date or the date of any termination of the Definitive Agreement, Bell Atlantic shall cause the Key Employee's last employing Bell Atlantic Company to pay the Key Employee's estate a single cash payment which (before withholding taxes) shall be equal to a fraction of the amount described in Section 1(a). The numerator of the fraction shall be the number of days that have elapsed between the signing of this Agreement and the Key Employee's date of death, and the denominator of the fraction shall be the number of days that elapse between the signing of this Agreement and the Closing Date. Such payment shall be made in accordance with the timetable prescribed in Section 1(a), and substituting the date of death for the date described in Section 1(a) for purposes of calculating the dollar amount in Section 1(a). If the Definitive Agreement is terminated as provided in
Section 2(b) after the Key Employee's date of death, a payment shall be made to the Key Employee's estate (in lieu of the payment described above) in an amount equal (before withholding of taxes) to 25 percent of the amount described in
Section 1(a) of this Agreement and substituting the date of death for the date described in Section 1(a) for purposes of calculating the dollar amount in
Section 1(a).

      (d) DEFINITION OF EMPLOYMENT IN GOOD STANDING: For purposes of Section 1(a) through 1(c), the Key Employee will be considered to be "in good standing" on a given date if, on that date, the Key Employee has not terminated employment for any reason from the date of this Agreement to the given date, has not tendered oral or written notice of intent to resign or retire effective as of a date on or before the given date, and is not in receipt of notice from his or her employing Bell Atlantic Company that the employer has determined that the Key Employee's employment is to be terminated because the Key Employee has committed a violation of law or a breach of the Employee Code of Conduct or other written policy of the employing company which is of sufficient severity to be cause for termination for misconduct.

      2.    TERMINATION WITHOUT CAUSE.

      (a) PAYMENT IN LIEU OF STAY BONUS: Notwithstanding the provisions of this Agreement which require a Key Employee to be an employee in good standing on any applicable date stated in Section 1, in the event that the Key Employee's employment is terminated by a Bell Atlantic Company without "cause" (as hereinafter defined) prior to a date as of which, if the Key Employee had remained an employee in good standing,


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a bonus under Section 1 of this Agreement would have become payable by virtue of the actual occurrence of the Closing or the termination of the Definitive Agreement or the death of the Key Employee, Bell Atlantic shall cause the Key Employee's last employing Bell Atlantic Company to pay the Key Employee (or the estate) a bonus equal in amount to the bonus which would otherwise have become payable hereunder, not later than 30 days following the date on which such bonus would have otherwise become payable under Section 1.

      (b) BREACH OF NON-COMPETE OR PROPRIETARY INFORMATION OBLIGATIONS: No payment shall be made under this Section 2 if Bell Atlantic determines that the Key Employee, during or after his or her period of service with any Bell Atlantic Company, has breached any obligation he or she may have under the terms of any non-compete or proprietary information agreement which is applicable to the Key Employee at the time of such a breach, or if there is evidence that the Key Employee has revealed trade secrets of Bell Atlantic in violation of applicable law. Under no circumstances will any payment be made under this
Section 2 in the absence of the occurrence of an event which would have triggered a payment under Section 1 if the Key Employee were an employee in good standing on the date of the triggering event.

      (c)   "CAUSE". For purposes of this Agreement, "cause" means:

            (1) misconduct, consisting of a violation of law (other than a traffic violation or other minor civil offense), or behavior that the Key Employee's employing Bell Atlantic Company concludes amounts to a material breach of any written company policy or any provision of the Employee Code of Business Conduct (or any successor to such document), or

            (2) conduct which the Key Employee's employing Bell Atlantic Company determines constitutes a failure to meet the performance requirements of the Key Employee's position.

      3.    MISCELLANEOUS PROVISIONS:

      (a) KEY EMPLOYEE'S DUTY TO TREAT THIS AGREEMENT AS CONFIDENTIAL: Unless and until the terms of this Agreement, and the amount of any payment eligible to be paid or actually paid under this Agreement, are disclosed in writing to the public by any Bell Atlantic Company pursuant to any applicable legal duty to disclose such information, it shall be a condition of eligibility to receive any payment hereunder that the Key Employee hold the terms of this Agreement and the amount of any payment hereunder in strict confidence, except that the Key Employee may disclose such details on a confidential basis to his or her spouse (if any), and to any financial counselor, tax adviser or legal counsel retained by the Key Employee. A breach by the Key Employee of his or her duty of confidentiality under this paragraph shall constitute cause for Bell Atlantic to terminate this Agreement.

      (b) ASSIGNMENT BY BELL ATLANTIC: The obligations of Bell Atlantic hereunder shall be the obligations of any and all successors and assigns of Bell Atlantic. Bell Atlantic may assign this Agreement without the Key Employee's consent to any company that acquires all or substantially all of the stock or assets of Bell Atlantic, or into which or with which Bell Atlantic is merged or consolidated. This Agreement may not be assigned by the Key Employee, and no person other than the Key Employee (or the Key Employee's estate) may assert the rights of the Key Employee under this Agreement.

      (c) NOT A RESTRAINT ON THE BUSINESS DISCRETION OF BELL ATLANTIC: Nothing in this Agreement is intended to limit the discretion of any Bell Atlantic Company to take any action with regard to the proposed plan of merger which the Company may consider appropriate, including, without limitation, postponing the Closing


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Date or terminating the Definitive Agreement, if Bell Atlantic determines it appropriate to do so. This Agreement is not a contract to retain the Key Employee in the employ of any Bell Atlantic Company for any prescribed period or term. The Key Employee acknowledges that this Agreement does not modify the employment-at-will status of the Key Employee.

      (d) STAY BONUS NOT APPLICABLE TO PENSION, SAVINGS PLAN OR OTHER BENEFIT
PLANS: Any bonus paid under this Agreement shall not be eligible to be contributed to any qualified savings plan, and shall not be benefit-bearing compensation for purposes of any group term life insurance plan or other employee benefit plans. At the time of any award of a stay bonus under this Agreement, such bonus may be deferred under any nonqualified deferred compensation plan in which the Key Employee is then eligible to participate, but only if and to the extent then permitted under the terms of any such nonqualified deferred compensation plan.

      (e) WAIVER: The waiver by Bell Atlantic of a breach by the Key Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

      (f) GOVERNING LAW: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

      (g) ENTIRE AGREEMENT: Except for the terms of any applicable non-compete or proprietary information agreement, this Agreement sets forth the entire understanding of Bell Atlantic and the Key Employee and supersedes all prior agreements and communications, whether oral or written, pertaining to eligibility for stay incentives of the type described herein. This Agreement shall not be modified except by written agreement of the Key Employee and Bell Atlantic.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                       BELL ATLANTIC CORPORATION

                                       By:______________________________________
                                           Vice Chairman

                                       THE KEY EMPLOYEE

                                       _________________________________________


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                      SEPARATION AND NON-COMPETE AGREEMENT

      THIS SEPARATION AND NON-COMPETE AGREEMENT is made this ______ day of __________, 1996, by and between Bell Atlantic Corporation, its successors and assigns ("Bell Atlantic"), and ________________________, a Senior Manager and employee of a Bell Atlantic Company (the "Key Employee"). In this Agreement, "Bell Atlantic Company" means any or all of the following: Bell Atlantic, a corporate subsidiary or other company affiliated with Bell Atlantic, or a company in which Bell Atlantic directly or indirectly owns a substantial equity interest, their successors and assigns, and, subsequent to any merger of Bell Atlantic with or into any other entity, any company which is an affiliate of the successors and assigns of Bell Atlantic subsequent to such merger, or a company in which any such successor or assignee owns a substantial equity interest.

      WHEREAS, pursuant to the terms of an Agreement and Plan of Merger, dated April ___, 1996, between Bell Atlantic, NYNEX Corporation ("NYNEX") and Seaboard Merger Company (the "Definitive Agreement"), Bell Atlantic contemplates a merger of the Bell Atlantic and NYNEX businesses on a date which is yet to be decided (the "Closing Date"), and Bell Atlantic contemplates that the achieving of the closing of the transactions contemplated by the Definitive Agreement (a "Closing"), and a successful combination of the two businesses, will depend on achieving numerous approvals by third parties, completing other conditions of closing, and developing of business integration plans, in addition to the continuation of efforts to manage and grow the existing lines of Bell Atlantic's business; and

      WHEREAS, Bell Atlantic acknowledges that the period from the date of this Agreement to a date not later than the second anniversary of the Closing Date is likely to be a period of extraordinary transition, and that many valued employees will experience greater than normal distractions from their job responsibilities due to anxiety about the security of their position and the risk or reorganizations or reductions in force in connection with the anticipated merger of the Bell Atlantic and NYNEX businesses; and

      WHEREAS, Bell Atlantic wishes to provide additional financial security to the Key Employee in the form of eligibility for post-separation payments, which the Key Employee would be eligible to receive in case of a termination of employment without cause during the period this Agreement is in effect, so long as the Key Employee elects to comply with the non-compete and proprietary information covenants of this agreement subsequent to termination; and

      WHEREAS, Bell Atlantic and the Key Employee wish to set forth the terms and conditions applicable to such post-separation payments, and the accompanying non-compete and other covenants of the Key Employee.

      NOW, THEREFORE, for good and valuable consideration, the Key Employee and Bell Atlantic hereby agree as follows:
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      1. "TRANSITION PERIOD" DURING WHICH THIS AGREEMENT IS IN EFFECT: The terms of this Agreement shall apply solely to a termination of employment of the Key Employee where the effective date of the termination occurs during the "Transition Period", which means a period beginning on the date of this Agreement and ending on the second anniversary of the Closing Date; provided, however, that, in the event that the Definitive Agreement is terminated (thereby canceling the plan of merger of Bell Atlantic and NYNEX), the "Transition
Period" shall end on the date on which the termination of the Definitive Agreement is effective. Under no circumstances will the Key Employee be eligible to receive any remuneration under this Agreement as a result of any termination of employment with an effective date later than the last day of the Transition Period. The parties intend that the obligations of Bell Atlantic and the Bell Atlantic Companies under this Agreement shall likewise become the obligations of the successors and assigns of Bell Atlantic and the Bell Atlantic Companies subsequent to the Closing.

      2.    POST-SEPARATION PAYMENTS.

      (a) TWO TIMES PAY. Subject to the terms of this Agreement, in the event that, during the Transition Period, the employment of the Key Employee is terminated by the employing company without "cause" (as hereinafter defined), Bell Atlantic shall cause the Key Employee's last employing Bell Atlantic Company to pay post-separation payments to the Key Employee, in cash, in an aggregate amount equal to two times "Pay" (as hereinafter defined), in exchange for the continuing compliance of the Key Employee with the non-compete and other covenants of this Agreement.

      (b) "PAY". For purposes of the previous paragraph, "Pay" means the sum of
(i) an amount equal to the Key Employee's annual rate of base salary on the effective date of the termination of employment, plus (ii) the gross amount of the most recent short term incentive actually awarded to the Key Employee prior to the Closing Date (taking into account any cash and stock portions of such award, whether the award was paid or deferred); provided, however, that, "pay" will not be less than the amount, determined under the same formula, as of the day prior to the date on which oral or written notice of termination of employment is first given by the applicable Bell Atlantic Company to the Key Employee. In the event that the most recent short term award was prorated for a portion of a year, the short term award shall be annualized.

      (c) PAYMENT OF INSTALLMENTS. The post-separation benefit described in
Section 2(a) shall be payable in cash (less applicable withholding taxes) in a series of 24 approximately equal monthly installments, with the first installment occurring on or about the beginning of the calendar month first following the calendar month containing the effective date of termination of employment; provided, however, that installments hereunder will cease to be payable, and no Bell Atlantic Company shall have any further obligation to pay any post-separation payments to the Key Employee, on and after the date that Bell Atlantic determines that the Key Employee has breached the non-compete covenant or any other covenant under Sections 3 or 4 of this Agreement.


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      (d) "CAUSE". For purposes of this Agreement, "cause" shall be defined as follows.

            (i) With respect to a termination of employment with an effective date on or after the Closing Date, "cause" means misconduct, consisting of a violation of law (other than a traffic violation or other minor civil offense), or behavior that the Key Employee's employing company concludes amounts to a material breach of any written company policy or any provision of the Employee Code of Business Conduct (or any successor to such document), or a material breach of any covenant of this Agreement.

            (ii) With respect to a termination of employment with an effective date prior to the Closing Date, "cause" means either misconduct of the type described in the previous paragraph, or conduct which the Key Employee's employing Bell Atlantic Company determines constitutes a failure to meet the performance requirements of the Key Employee's position.

      (e) TERMINATION UPON REFUSAL OF DOWNGRADE. In the event that the Key Employee is assigned, effective as of a date during the Transition Period and after the Closing Date, to a position, which involves a "downgrade" (as hereinafter defined), and if the Key Employee terminates employment as a direct consequence of refusing the downgrade, the Key Employee shall be eligible to receive post-separation payments on the same basis, subject to the same terms and conditions, and in the same amount, as if the employment of the Key Employee had been terminated without cause on the same date. For purposes of this Agreement, "downgrade" means an assignment to a position where the sum of the annual rate of base salary plus the maximum amount of annual short term incentive award the Key Employee would be eligible to receive per year in the new position is less than 90% of the sum of the corresponding items of salary and maximum annual short term incentive opportunity for the Key Employee's existing position.

      (f) TERMINATION UPON REFUSAL OF RELOCATION. In the event that the Key Employee is assigned, effective as of a date during the Transition Period and after the Closing Date, to a position, which involves a "relocation" (as hereinafter defined), and if the Key Employee terminates employment as a direct consequence of refusing relocation, the Key Employee shall be eligible to receive post-separation payments equal to one times Pay, payable in 12 approximately equal monthly installments, subject to the Key Employee's continued compliance with the covenants and other terms and conditions of this Agreement. For purposes of this Agreement, a "relocation" means an assignment to a position with a principal place of work which would require a commute, measured from the existing residence from which the Key Employee normally commutes to work, which is more than 35 miles greater than the Key Employee's existing commute from such residence.

      (g) DEATH. A Key Employee shall not be entitled to post-separation payments under this Agreement as a consequence of death during active employment. In case of the death of the Key Employee subsequent to terminating employment, and at a time when the Key Employee has received some, but not all, installments of post-separation payments which he or she continues to


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be eligible to receive, if the death occurs at a time when the Key Employee was continuing to comply with the applicable covenants of this Agreement, then the balance of the post-separation payments which then remain unpaid shall be paid in a single sum to the estate of the Key Employee.

      (h) LEGAL RELEASE. Notwithstanding any provision of this Agreement, no post-separation payments shall be payable under the terms of this Agreement unless and until the Key Employee signs a comprehensive legal release in a form satisfactory to Bell Atlantic, substantially as stated in Exhibit A; provided, however, that nothing in this Agreement is intended to cause the Key Employee to waive his or her right to submit claims for employee benefits in accordance with the terms of any employee benefit plans in which the Key Employee remains a participant. The Key Employee shall have the right to review the release for at least 21 days, and will have a right to seek legal advice. Post-separation payments shall not commence until at least the eighth day following the date the Key Employee executes the release, and only if the Key Employee does not revoke the signature of the release during that period.

      3.    PROHIBITION AGAINST COMPETITIVE ACTIVITIES:

      (a) PROHIBITED CONDUCT BY THE KEY EMPLOYEE: During the period of the Key Employee's employment with any Bell Atlantic Company (both before and after the Closing Date), and for a period of 24 months following the Key Employee's termination of employment under circumstances which cause the Key Employee to be eligible to receive post-separation payments under the terms of this Agreement, the Key Employee, without the prior written consent of the Vice President - Human Resources of Bell Atlantic (or the designee of that officer), shall not:

            (i) personally engage in "Competitive Activities" (as defined in paragraph (b)) within any geographic area in which any Bell Atlantic Company is then engaged (or, at the time of the Key Employee's termination of employment, had a board-approved business plan under which it planned to engage) in such Competitive Activities;

            (ii) work for, own, manage, operate, control or participate in the ownership, management, operation or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation or institution engaged in Competitive Activities within any geographic area described in Section (a)(i); provided, however, that the Key Employee's purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute "ownership" or "participation in ownership" for purposes of this paragraph so long as the Key Employee's equity interest in any such company is less than a controlling interest;

            (iii) directly or indirectly attempt to divert from any Bell Atlantic Company any business in connection with Competitive Activities.


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      (b) COMPETITIVE ACTIVITIES: For purposes of Section (a) hereof,
"Competitive Activities" means business activities relating to products or services of the same or similar type as those for which the Key Employee had responsibility to plan, develop, manage or oversee within the last 24 months of the Key Employee's employment with any Bell Atlantic Company.

      (c) NO SOLICITATION OF BELL ATLANTIC EMPLOYEES. During the period of the Key Employee's employment with any Bell Atlantic Company (both before and after the Closing Date), and for a period of 24 months following the Key Employee's termination of employment under circumstances which cause the Key Employee to be eligible to receive post-separation payments under the terms of this Agreement, the Key Employee shall not interfere with the relationship of any Bell Atlantic Company with any of its employees, agents, representatives, suppliers or vendors under contract, or joint venturers. During said 24-month post-separation period, the Key Employee will not solicit any employee of any Bell Atlantic Company to accept employment with, or provide services to, any person or entity which is not a Bell Atlantic Company.

      (d) NOTICE. Bell Atlantic shall send the Key Employee written notice in the event that Bell Atlantic believes that the Key Employee has violated any of the prohibitions of this Section ; provided, however, that any failure by Bell Atlantic to give notice under this provision or to enforce its rights under this Agreement in any one or more instances shall not be a bar to Bell Atlantic giving notice and taking action to enforce its rights under this Agreement at any later time. For a period of 15 days after the giving of such notice, the Key Employee shall have the opportunity to respond and discuss with Bell Atlantic the underlying facts and the basis for Bell Atlantic's belief that the Key Employee is in breach of this Section . During such 15-day period, Bell Atlantic shall not pursue any remedy provided by this Agreement or at law or in equity.

      (e) FORFEITURE OF BENEFITS. The Key Employee acknowledges that his or her violation of any of the prohibitions of Section 3, either during a period of employment with a Bell Atlantic Company, or during the 24 months following termination of employment under circumstances which do not result in the Key Employee's eligibility to receive post-separation payments under this Agreement (for example, under circumstances such as voluntary resignation, voluntary retirement, or termination for misconduct as described in Section 2(d)(1)), may result in the Key Employee's forfeiture of any and all rights to benefits under the nonqualified pension plan in which the Key Employee participates, or the forfeiture of rights to payments or benefits under any other compensation or benefit plan which may contain similar prohibitions or conditions on benefits.

      (f) WAIVER: Nothing in this Agreement shall bar the Key Employee from requesting, at the time of the Key Employee's retirement or at any time thereafter, that the officer named in Section 3(a) waive Bell Atlantic's rights to enforce the non-compete covenants of this Section , and said officer shall have the power to agree to such a waiver if said officer determines that it is not inconsistent with the interests of Bell Atlantic to do so.

      4.    PROHIBITION AGAINST DISCLOSURE OF PROPRIETARY INFORMATION:


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      (a) PROHIBITED CONDUCT BY THE KEY EMPLOYEE. The Key Employee acknowledges that, as one of the most senior officers of the Bell Atlantic Companies, the Key Employee has continuing access to confidential and proprietary information of Bell Atlantic Companies. The Key Employee shall, therefore, at all times during the period of active employment with any Bell Atlantic Company, and for a period of three years thereafter, preserve the confidentiality of all proprietary information of any Bell Atlantic Company. The three-year limitation under this paragraph shall not in any way limit any Bell Atlantic Company's common law and statutory rights to protect its trade secrets or intellectual property rights at any time, to the full extent of the law. "Proprietary information" includes, but is not limited to, information in the possession or control of a Bell Atlantic Company that has not been fully disclosed in a writing which has been generally circulated to the public at large, and which gives the Bell Atlantic Company an opportunity to obtain or maintain advantages over its current and potential competitors, such as strategic or tactical business plans, undisclosed financial data; ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software or related information; documents relating to regulatory matters and correspondence with governmental entities; undisclosed information concerning any past, pending or threatened legal dispute, pricing and cost data; reports and analyses of business prospects; business transactions which are contemplated or planned; research data; personnel information and data; identities of users and purchasers of any Bell Atlantic Company's products or services; and other confidential matters pertaining to or known by one or more Bell Atlantic Companies, including confidential information of a third party which a Bell Atlantic Company is bound to protect.

      (b) OBLIGATION TO RETURN COMPANY PROPERTY. If and when the Key Employee terminates employment for any reason with all Bell Atlantic Companies, the Key Employee shall, prior to the last day of active employment and without charge to any Bell Atlantic Company, return to the employing Bell Atlantic Company (or the rightful Bell Atlantic Company) all company property, including, without limitation, originals and copies of records, papers, programs, computer software, documents and other materials which contain Proprietary Information, as defined in the previous paragraph. The Key Employee shall thereafter cooperate with each applicable Bell Atlantic Company in executing and delivering documents requested by the company that are necessary to assist the Bell Atlantic Company in patenting or registering any programs, ideas, inventions, discoveries, copyright material or trademarks, and to vest title thereto in the Bell Atlantic Company.

      (c) FORFEITURE OF BENEFITS. The Key Employee acknowledges that a violation of the prohibitions of this Section 4 may result in the Key Employee's forfeiture of any and all rights to benefits or awards under the nonqualified pension plan in which he or she participates, and any other benefit or compensation plan containing similar prohibitions and requirements.

      (d) REMEDIES IN ADDITION TO FORFEITURE OF BENEFITS. The Key Employee recognizes that irreparable injury will result to one or more Bell Atlantic Companies, and to the business and property of any of them, in the event of a breach by the Key Employee of any of the provisions of this Section 4. In the event of any breach of any of the Key Employee's covenants under this


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Section 4, any Bell Atlantic Company that is damaged by such breach shall be entitled, in addition to curtailing the payment of any post-separation payments hereunder, and in addition to any other remedies and damages which may be available at law, to injunctive relief to restrain the violation of such covenants by the Key Employee or by any person or persons acting for or with the Key Employee in any capacity whatsoever.

      5.    CERTAIN LIMITATIONS UPON PAYMENTS.

      (a) TAX CODE LIMITATIONS. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by Bell Atlantic to or for the benefit of the Key Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the aggregate present value of amounts payable or distributable to or for the benefit of the Key Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to taxation under Section 4999 of the Code. For purposes of this Section , present value shall be determined in accordance with Section 280G(d)(4) of the Code.

      (b) CALCULATIONS BY INDEPENDENT ACCOUNTANTS. All determinations to be made under this Section shall be made by Bell Atlantic's independent public accountant (the "Accounting Firm") immediately if the Key Employee separates from service under circumstances which make the Key Employee eligible to receive post-separation payments under this Agreement. The Accounting Firm shall provide its determinations and any supporting calculations both to Bell Atlantic and the Key Employee within 10 days of the effective date of termination of employment. Any such determination by the Accounting Firm shall be binding upon Bell Atlantic and the Key Employee. Within five days after this determination, Bell Atlantic shall commence to pay (or cause payments to commence to be paid) to or for the benefit of the Key Employee such amounts (if any) as are then due to the Key Employee under this Agreement.

      (c) OVERPAYMENTS AND UNDERPAYMENTS. As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will either have been made by Bell Atlantic which should not have been made ("Overpayment"), or that additional Agreement Payments which have not been made by Bell Atlantic could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the effective date of termination of employment, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Key Employee which the Key Employee shall repay to Bell Atlantic together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate"); provided,however, that no amount shall be payable by the Key Employee to Bell Atlantic if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred,any such Underpayment shall be promptly paid by the appropriate Bell Atlantic Company to or for the benefit of the Key Employee together with interest at the Federal Rate.

      (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by Bell Atlantic.

      6.    MISCELLANEOUS PROVISIONS:

      (a) KEY EMPLOYEE'S DUTY TO TREAT THIS AGREEMENT AS CONFIDENTIAL: Unless and until the terms of this Agreement, and the amount of any payment eligible to be paid or actually paid under this Agreement, are disclosed in writing to the public by any Bell Atlantic Company pursuant to any applicable legal duty to disclose such information, it shall be a condition of eligibility to receive any payment hereunder that the Key Employee hold the terms of this Agreement and the amount of any payment hereunder in strict confidence, except that the Key Employee may disclose such details on a confidential basis to his or her spouse (if any), and to any financial counseler, tax adviser or legal counsel retained by the Key Employee. A breach by the Key Employee of his or her duty of confidentiality under this paragraph shall constitute cause for Bell Atlantic to terminate this Agreement.

      (b) ASSIGNMENT BY BELL ATLANTIC: The obligations of Bell Atlantic hereunder shall be the obligations of any and all successors and assigns of Bell Atlantic. Bell Atlantic may assign this Agreement without the Key Employee's consent to any company that acquires all or substantially all of the stock or assets of Bell Atlantic, or into which or with which Bell Atlantic is merged or consolidated. This Agreement may not be assigned by the Key Employee, and no person other than the Key Employee (or the Key Employee's estate) may assert the rights of the Key Employee under this Agreement.

      (c) NOT A RESTRAINT ON THE BUSINESS DISCRETION OF BELL ATLANTIC: This Agreement is not a contract to retain the Key Employee in the employ of any Bell Atlantic Company for any prescribed period or term. The Key Employee acknowledges that this Agreement does not modify the employment-at-will status of the Key Employee.

      (d) POST-SEPARATION PAYMENTS NOT APPLICABLE TO PENSION, SAVINGS PLAN OR OTHER BENEFIT PLANS: Any amount paid under this Agreement shall not be eligibile to be contributed to any qualified savings plan, and shall not be benefit-bearing compensation for purposes of any group term life insurance plan, pension plan, or other employee benefit plans. Nothing in this Agreement is intended to supersede or modify any rights which the Key Employee may have under any other compensation or benefit plan in which the Key Employee participates.


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
      (e) WAIVER: The waiver by Bell Atlantic of a breach by the Key Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

      (f) GOVERNING LAW: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

      (g) ENTIRE AGREEMENT: Except for the terms of other compensation and benefit plans in which the Key Employee participates, this Agreement sets forth the entire understanding of Bell Atlantic and the Key Employee and supersedes all prior agreements and communications, whether oral or written, pertaining to eligibility for post-separation payments in exchange for compliance with covenants such as those in Sections 3 and 4 hereof. This Agreement shall not be modified except by written agreement of the Key Employee and Bell Atlantic. During the Transition Period, the terms of Sections 3 and 4 of this Agreement shall supersede the terms of any Non-Compete and Proprietary Information Agreement to which the Key Employee and any Bell Atlantic Company are parties; provided, however, that, if the Key Employee remains employed by a Bell Atlantic Company subsequent to the termination of this Agreement at the end of the Transition Period (or any extension of such Transition Period which may later be agreed by amendment of this Agreement), any such prior Non-Compete and Proprietary Information Agreement shall again be enforceable to the full extent of its terms.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                       BELL ATLANTIC CORPORATION

                                       By:______________________________________
                                           Vice Chairman

                                       THE KEY EMPLOYEE

                                       _________________________________________


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
                                                                       EXHIBIT A

                                     RELEASE

      THIS RELEASE (the "Release") is entered into by [NAME] (the "Key Employee"), for the benefit of ________________________________________ (the
"Company"), and for the benefit of all companies affiliated with the Company (collectively, "Bell Atlantic Companies"), and the officers, directors and employees of each of them.

      WHEREAS, the Key Employee has separated from service with the Company on _____________, 1996 (the "Separation Date") pursuant to the terms of a Separation and Non-Compete Agreement, dated _______________, 1996, between Bell Atlantic Corporation and the Key Employee (the "Agreement"), and he wishes to execute this Release as contemplated under the terms of the Agreement.

      NOW, THEREFORE, the Key Employee affirms as follows:

      1. The Key Employee, as his free and voluntary act, hereby releases and discharges the Company, its affiliates, and their successors and assigns, and the directors, officers, employees, and agents of each of them, of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys' fees), reimbursements or costs of any kind, including but not limited to, any and all claims, demands, rights and/or causes of action, including those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or relating to purported employment discrimination or civil rights violations, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C. Section 2000e et seq.) as amended by the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. Sections 1981 and 1983), Key Employee Order 11246, as amended, the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Section 621 et seq.), the Equal Pay Act of 1963 (29 U.S.C. Section 206(d)(1)), the Rehabilitation Act of 1973 (29 U.S.C. Sections 701-794), the Americans with Disabilities Act, or any other applicable federal, state or local employment discrimination statute or ordinance, which the Key Employee might have or assert against any of said entities or persons (a) by reason of the Key Employee's active employment by the Company or any affiliated company, or the termination of said employment and all circumstances related thereto; or (b) by reason of any other matter, cause or thing whatsoever which may have occurred prior to the date of execution of this Release. Moreover, the Key Employee waives any and all rights under the Employee Retirement Income Security Act of 1974 (ERISA) to assert any claim to any severance benefits, or other remuneration on account of separation from service, other than as stated in the Agreement.

      2. The Key Employee hereby reaffirms the terms and conditions of the Agreement in all respects.

      3. Should any provision of this Release be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

      STATEMENT BY THE KEY EMPLOYEE WHO IS SIGNING BELOW: THE COMPANY HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY (OVER A PERIOD OF SUBSTANTIALLY MORE THAN 21 DAYS) TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE THIS RELEASE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING, AND THIS RELEASE WILL NOT BECOME ENFORCEABLE OR EFFECTIVE UNTIL THAT SEVEN-DAY PERIOD HAS EXPIRED.

      THE UNDERSIGNED, intending to be legally bound, has executed this Release as of the _____ day of __________, 199__, that being the Key Employee's Separation Date.

                                       THE KEY EMPLOYEE

                                       Signed:  ______________________________

                                THIS IS A RELEASE
                          READ CAREFULLY BEFORE SIGNING


                                       11